Exhibit (g) (4)

ANNEX I

TO THE FOREIGN CUSTODY MANAGER AGREEMENT, dated as of November 23, 2015 between ETFIS SERIES TRUST I (the “Trust”) and The Bank of New York Mellon (“Custodian”).  AS REVISED December 17, 2018.

SERIES

INFRACAP MLP ETF
VIRTUS LIFESCI BIOTECH CLINICAL TRIALS ETF
VIRTUS LIFESCI BIOTECH PRODUCTS ETF
INFRACAP REIT PREFERRED ETF
VIRTUS NEWFLEET MULTI-SECTOR BOND ETF
REAVES UTILITIES ETF
VIRTUS CUMBERLAND MUNICIPAL BOND ETF
VIRTUS GLOVISTA EMERGING MARKETS ETF
VIRTUS WMC GLOBAL FACTOR OPPORTUNITIES ETF
VIRTUS INFRACAP U.S. PREFERRED STOCK ETF
VIRTUS WMC RISK-MANAGED ALTERNATIVE EQUITY ETF

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.  As of December 17, 2018.

ETFIS SERIES TRUST I
On behalf of each Series identified on Annex I attached to the Agreement

By:	/s/ William Smalley
Name: William Smalley
Title: President

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
Name: Elizabeth Stubenrauch
Title: R.E.